EXHIBIT 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. xxxx and S-4 No. xxxx) and related Prospectus of XOMA Ltd. for the registration of up to $70,000,000 in aggregate principle amount of XOMA Ltd.’s 6.50% Convertible SNAPsSM due 2012 and to the incorporation by reference therein of our reports dated March 11, 2005, with respect to the consolidated financial statements of XOMA Ltd., XOMA Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of XOMA Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Palo Alto, California
December 16, 2005